UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 23, 2010
Date of Report (Date of earliest event reported)
PICO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

California	33-36383	94-2723335

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

875 Prospect Street, Suite 301, La Jolla, California	92037

(Address of principal executive offices)	(Zip Code)
(858) 456-6022
Registrant’s telephone number, including area code
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
     On December 23, 2010, PICO Holdings, Inc. (the “Company”), through its wholly-owned subsidiary, PICO Northstar Management, LLC (“PICO-NSM”), entered into and consummated certain amended and restated definitive agreements (the “Agreements”) with Northstar Agri Industries, LLC (“Northstar LLC”) regarding the construction and operation of a canola processing plant with an integrated refinery near Hallock, Minnesota (the “Project”).
     The Company previously disclosed entering into the original agreements regarding the Project on September 21, 2010. PICO-NSM and Northstar LLC entered into the Agreements in order to require that their respective capital contributions, as described therein, be made at such time as PICO and Northstar LLC obtained a commitment letter regarding a $100,000,000 senior credit facility as further described in Item 8.01 of this Current Report on Form 8-K. Said condition precedent having been fulfilled, PICO-NSM, Northstar LLC and the other related parties to the Agreements completed their respective capital contributions set forth therein and established a new operating company for the Project
     Under the Agreements, PICO-NSM and Northstar LLC, respectively, became holders of 88% and 12% of the membership interests in an intermediate holding company, PICO Northstar, LLC (“PICO Northstar”), in exchange for (i) PICO-NSM contributing $60,000,000 in cash to PICO Northstar, (ii) Northstar contributing to PICO Northstar all of Northstar’s assets (including construction, engineering, and technology contracts with Karges-Faulconbridge Inc., McGough Industrial Construction LLC, and Crown Iron Works and certain real property) and (iii) PICO Northstar assuming all of Northstar’s liabilities. Immediately after and simultaneously with such contributions and assumption, PICO Northstar transferred the aforementioned cash, assets and liabilities to PICO Northstar Hallock, LLC (“PNS Hallock”); as a result of this transfer, PICO Northstar became the sole member in and owner of PNS Hallock. PNS Hallock will do business as Northstar Agri Industries and will serve as the operating company for the Project.
     The Project is expected to be able to process up to 365,000 tons of canola seed annually and produce over 280 million pounds of high value, food grade “RBD” canola oil (refined, bleached and deodorized) and 195,000 tons of canola meal annually. The facility is expected to be operational by the fourth quarter of 2012.

Item 2.01	Completion of Acquisition or Disposition of Assets
     The information provided in response to Item 1.01 of this Current Report on Form 8 K is incorporated by reference into this Item 2.01.

Item 7.01	Regulation FD Disclosure
     The Company issued a press release on December 30, 2010 regarding the above transactions. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
     The information in this Item 7.01 and Exhibit 99.1 is being “furnished” pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. In addition, this information shall not be deemed to be incorporated by reference into any of the Company’s filings with the Securities and Exchange Commission, except as shall be expressly set forth by specific reference in any such filing.
Statements in this Current Report on Form 8-K that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: the commencement of construction and the progress thereof; a softening in demand for canola oil; the ability of the project to secure customers for its products at the rates and prices that are currently anticipated; prolonged weakness in the overall U.S. and global economies; and the impact of international affairs. For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com. We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance that may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Item 8.01	Other Events
     On December 23, 2010, in conjunction with the Agreements described in Item 1.01 of this Current Report on Form 8-K, PICO and Northstar LLC executed a commitment letter from ING Capital LLC (“ING”) relating to senior secured credit facilities for PICO Northstar in aggregate principal amount of $100,000,000. Pursuant to the Commitment Letter, ING agreed to: (1) serve as sole and exclusive administrative agent for secured credit facilities in an aggregate principal amount of $100,000,000 comprised of (a) a $10,500,000 senior secured revolving credit facility and (b) an $89,500,000 multi-draw senior secured term loan; (2) underwrite the credit facilities subject to agreed-upon terms and conditions; and (3) act as sole lead arranger for the credit facilities. The credit facilities are proposed to be closed on or prior to April 15, 2011.

Item 9.01	Financial Statements and Exhibits
(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits

Exhibit Number	Description
99.1	Press release of PICO Holdings, Inc. dated December 30, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PICO HOLDINGS, INC.
Date: December 30, 2010	By:	/s/ Maxim C. W. Webb
Maxim C. W. Webb
Chief Financial Officer and Treasurer

Exhibit Index

Exhibit Number	Description
99.1	Press release of PICO Holdings, Inc. dated December 30, 2010